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                                                                    EXHIBIT 10.2
                            THE CENTRIS GROUP, INC.

           The Centris Group, Inc. 1991 Directors Stock Option Plan, Amended and Restated as of July 26, 1995 and March 27, 1996

                             STOCK OPTION AGREEMENT


This Stock Option Agreement (the "Agreement") is made effective as of May 18, 1998, by and between THE CENTRIS GROUP, INC. (the "Company") and Full Name (the
                                                                 ---------
"Optionee"), pursuant to that certain The Centris Group, Inc. 1991 Directors Stock Option Plan Amended and Restated as of July 25, 1995 and March 27, 1996 (the "Plan").

1.   Stock Option Granted.  Subject to the limitations set forth herein and in
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     the Plan, Optionee may purchase all or any part of an aggregate of 6,000 shares of Common Stock of the Company (the "Shares") at an exercise price of $13.69 per share, payable in cash or in Common Stock of the Company as set forth in the Plan.

2.   Exercise Features.  Stock Options granted by this Agreement shall be
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     exercisable pursuant to the terms and conditions of the Plan, which include but are not limited to the following:

     A. Options covering 25% of the shares of Common Stock subject to the grant of Options under this Agreement shall become exercisable upon the expiration of each full year of service as a Nonemployee Director of the Company following the date of grant as set forth above, and except as noted in paragraph "B" below, these Stock Options shall remain exercisable under the Plan until all of such Stock Options are exercised or ten (10) years from the date of this grant, whichever first occurs.

     B. In the event the Option Holder dies within one (1) year of his/her initial election or appointment to the Board of Directors, the Options granted under this Agreement will continue to be exercisable by will or according to the laws of descent and distribution for a period of three (3) years following the date of death; if, however, for any reason other than death the Option Holder ceases to be a Nonemployee Director of the Company within one (1) year of his/her initial election or appointment, any Options granted under this Agreement shall be cancelled as of the date of such termination.

3.   General.  This Agreement shall be governed by and construed in accordance
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     with the internal laws of the State of Delaware, shall be binding upon the successors and assigns of the parties hereto and shall be subject to all of the terms and provisions of the Plan, a copy of which has been delivered to Optionee, receipt of which is acknowledged by the Optionee's execution hereof.
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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

OPTIONEE:                                  THE CENTRIS GROUP, INC.


Full Name
---------                                  David L. Cargile, Chairman of the
                                           Board, President and Chief Executive
                                           Officer